Exhibit 99.1

             Adept Technology, Inc. Reports Third Quarter Results;
                 Results Reflect Solid Growth in Core Business

    LIVERMORE, Calif.--(BUSINESS WIRE)--April 21, 2004--Adept Technology, Inc. (OTCBB:ADTK) today announced that its third quarter fiscal 2004 net revenues from continuing operations were $13.3 million, an increase of 40% over the comparable period in 2003. During the quarter ended March 27, 2004, the company reported pre-tax income from continuing operations of $510,000, which was favorably impacted by a net reversal of $697,000 in previously accrued restructuring charges. For the same quarter, income from continuing operations was $1.9 million, primarily as a result of a non-recurring tax benefit of $1.4 million. The company also incurred a loss on discontinued operations of $7.0 million, which includes a non-cash loss on disposal of assets of $6.0 million. In total, Adept reported a net loss of $5.1 million, or $0.17 per share, for the three months ended March 27, 2004, versus a net loss of $6.8 million, or $0.44 per share, for the same period a year ago. These results compare favorably with the comparable quarter in 2003 as shown in the table below:



                              Income
                              (loss)
                  Revenue      from     Benefit  Loss from
Time Period        from      Continuing  from   Discontinued  Net Loss
                 Continuing  Operations  Income  Operations
                 Operations   Before     Taxes
                              Income
                               Taxes
----------------------------------------------------------------------
Current
 quarter:
 Q3-04              $13,334     $510    $1,433   $(7,000)   $(5,057)
----------------------------------------------------------------------
Prior year's
 quarter: Q3-03      $9,523  $(6,399)      $--     $(353)   $(6,752)
----------------------------------------------------------------------
Change from Q3-03
 to Q3-04               40%     108%      N/A     (1883)%       25%
----------------------------------------------------------------------


    Net revenues from continuing operations for the nine months ended March 27, 2004 were $34.6 million, a 23% increase over the $28.2 million reported for the same nine-month period a year ago. The company reported losses of $0.8 million from continuing operations and $7.1 million from discontinued operations for the nine months ended March 27, 2004. In total, Adept's net loss for the nine months ended March 27, 2004 was $7.9 million, or $0.35 per share, versus a net loss of $22.6 million, or $1.53 per share, for the same period a year ago.
    "I am pleased with our third quarter results," said Robert Bucher, Adept's chief executive officer and chairman. "We exceeded our revenue expectations and have significantly reduced our operating expenses through the completion of previously initiated cost-cutting measures. We believe that our headcount and expenses are now sized appropriately for our current business level and near term outlook. Our third quarter revenue growth was driven by a combination of increased demand for our advanced line of Cobra Smart series robots, especially within the data storage industry, a favorable euro exchange rate and an increase in our refurbished robot business. We have aggressively refocused certain operating activities in Adept around our line of Smart Cobra robots, and the increased sales volume achieved in the third quarter of fiscal 2004 reflects these actions and the positive reception to our robots in the marketplace. This refocusing has also resulted in substantial improvement in our gross margins."
    Rob Bucher added, "Additionally, we launched our new line of Cobra i-series robots, the world's first assembly robot that includes a full robot motion controller inside of the robot arm. In the third quarter, we completed the process of outsourcing the production of our core controller platform. This outsourcing reduces both our cost and cycle times, and improves the quality of our industry leading distributed controls product line. We believe that the actions we've taken to reduce expenses and focus on core competencies are important building blocks as we drive toward achieving business stabilization and our ultimate goal of profitability."

    Details of the Quarter

    Statement of Operations Highlights - Three & nine months ended
March 27, 2004

    -- Revenue from continuing operations for the third quarter of 2004 increased 40% over the comparable quarter in 2003. Revenue from continuing operations for the nine months ended March 27, 2004 increased 23% over the comparable period in 2003. The increase in revenue is due to increased sales of our advanced line of Cobra robots, coupled with a general improvement in the business climate in the industries we serve.

    -- Gross margin from continuing operations was 41% in the third quarter of 2004 compared to 34% in the comparable quarter in 2003. Gross margin from continuing operations was 39% for the nine months ended March 27, 2004 compared to 32% over the comparable quarter in 2003. The increase in gross margin year-on-year continues to reflect increased sales volume, lower cost structure of our advanced line of Cobra robots and lower fixed manufacturing expenses from the completion of previously implemented cost-cutting measures.

    -- Research & Development (R&D) expense from continuing operations in the third quarter of 2004 decreased 37% from the comparable quarter in 2003. R&D spending from continuing operations for the nine months ended March 27, 2004 decreased 39% from the comparable period in 2003. This decrease is primarily due to lower headcount, decreased project spending and decreased facilities expenses resulting from the completion of previously implemented cost-cutting measures.

    -- Selling, General & Administrative (SG&A) expense from continuing operations in the third quarter of 2004 decreased 20% from the comparable quarter in 2003. SG&A from continuing operations decreased 39% from the comparable period in 2003. The decrease is primarily due to lower headcount and decreased facilities expenses resulting from the company's previously implemented cost-cutting measures.

    -- Restructuring expenses for the three and nine months ended March 27, 2004 reflect a net reversal of $0.7 million of previously accrued restructuring charges. The $0.7 million consists of $1.1 million in reversals of previously accrued lease termination costs offset by $0.4 in severance charges primarily attributable to the departure of Adept's co-founders. The reversal of previously accrued lease termination costs was the result of the execution during the quarter of an agreement with a former landlord to favorably settle litigation relating to an outstanding lease obligation. Restructuring expenses were $2.0 million and $3.2 million for the three and nine months ended March 29, 2003, respectively. The restructuring charges in 2003 include workforce reduction, lease commitments for idle facilities, and asset write offs.

    -- Benefit from income taxes from continuing operations for the third quarter ended March 27, 2004 of $1.4 million reflects a one-time benefit for the reversal of previously accrued taxes. This reversal reflects management's reassessment of the appropriate level of tax contingency accruals for the company.

    -- During the quarter ended March 27, 2004, Adept adopted a formal plan and completed the disposition of its Solutions business. Accordingly, its Solutions business was accounted for as a discontinued operation and the results of operations of the Solutions business have been removed from Adept's continuing operations for all periods presented. The loss from discontinued operations for the quarter ended March 27, 2004 of $7.0 million includes a non-cash loss on asset disposal of $6.0 million.

    Balance Sheet Highlights - March 27, 2004

    -- Adept's cash and short-term investment balance at March 27, 2004 was $5.7 million as compared to $3.2 million at June 30, 2003.

    -- Days sales outstanding (DSO) for the third quarter of 2004 was 90 days, compared to 98 days at June 30, 2003. DSO remains within the company's targeted range.

    -- Inventories at March 27, 2004 were $6.6 million, a decrease of 7% from $7.1 million at June 30, 2003.

    Business Trends and Financial Outlook

    -- The company expects its cash and short-term investment balance to be between $5.0 and $5.5 million at June 30, 2004.

    -- The company expects revenue from continuing operations for the fourth quarter of 2004 to be between $12.5 million and $13.5 million. At that revenue level, gross margin is expected to be in the low-40% range. Operating expenses (R&D and SG&A) from continuing operations for the fourth quarter are expected to remain essentially flat on a sequential basis.

    Analyst Conference Call and Simultaneous Webcast

    Michael Overby, Vice President and Chief Financial Officer, and Matt Murphy, Vice President of Operations and Product Development will host an investor conference call today, April 21, 2004 at 5:00p.m. Eastern Time to review the company's financials and operations for the third quarter of fiscal 2004. The call will include statements regarding the company's anticipated financial performance in the fourth quarter of fiscal 2004. These statements will be forward-looking, and actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarter end results announcement. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.streetevents.com or may be accessed through the investor relations section of our website at www.adept.com. For those who are not available to listen to the live broadcast, the call will be archived at www.adept.com, www.streetevents.com and www.fulldisclosure.com. A telephonic playback of the conference call will also be available for five business days from Wednesday, April 21, 2004 to Wednesday, April 28, 2004. Listeners should call 800.428.6051 and use PIN No. "349526."

    About Adept Technology, Inc.

    Adept Technology designs, manufactures and markets factory automation components for the telecommunications, consumer electronics, semiconductor, automotive, lab automation and pharmaceutical industries throughout the world. Adept's robots, controllers, and software products are used for small parts assembly, material handling and precision process applications. Our intelligent automation product lines include industrial robots, configurable linear modules, flexible feeders, semiconductor process components, OEM motion controllers for robot mechanisms and other flexible automation equipment, machine vision systems and software, and application software. Founded in 1983, Adept is America's largest manufacturer of industrial robots. More information is available at www.adept.com

    Forward-Looking Statement

    This press release contains certain forward-looking statements including statements regarding cash balances, expenses including restructuring charges, margins, revenue and future operating results that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to, its customers ability to pay invoices in a timely manner, the risk that some of its customers may become insolvent, future economic, competitive and market conditions including those in Europe and Asia and those related to the company's strategic markets; the financial and operating risks and regulatory requirements associated with the company's international operations; the company's limited cash resources, continuing operating losses and negative cash flow which could impair the company's operations and revenue generating activities; the risk associated with the effectiveness of the company's restructuring activities; risks associated with our management reorganization; the cyclicality of capital spending of the company's customers, including in the semiconductor industry and lack of long-term customer contracts; the company's dependence on the continued growth of the intelligent automation market; the company's highly competitive industry; rapid technological change within the intelligent automation industry; the lengthy sales cycles for the company's products; the company's significant fixed costs which are not easily reduced; the risks associated with sole or single sources of supply and lengthy procurement lead times; the risks associated with the seasonality of the company's products; the risks associated with acquisitions, including integration risks associated with our previous acquisitions; the risks associated with product defects; the potential delays associated with the development and introduction of new products or software releases; decreased acceptance of the company's new or current products in the marketplace; or the company's ability to sell its products through systems integrators and original equipment manufacturers who may also promote competing products.
    For a discussion of additional risk factors relating to Adept's business, see Adept's annual report on Form 10-K for the fiscal year ended June 30, 2003, as amended, and Adept's quarterly report on Form 10-Q for the fiscal quarters ended September 27, 2003 and December 27, 2003, including the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.



                        ADEPT TECHNOLOGY, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
                 (in thousands, except per share data)


                                    Three months        Nine months
                                        ended              ended
                                  ----------------- ------------------
                                    March    March    March     March
                                      27,      29,      27,      29,
                                     2004     2003     2004      2003
                                  -------- -------- -------- ---------
                                     (unaudited)        (unaudited)

Net revenues                      $13,334   $9,523  $34,619   $28,240
Cost of revenues                    7,822    6,315   21,122    19,218
                                  -------- -------- -------- ---------
Gross margin                        5,512    3,208   13,497     9,022
Operating expenses:
   Research, development and
    engineering                     1,696    2,675    5,215     8,511
   Selling, general and
    administrative                  3,790    4,746   10,439    17,148
   Restructuring expenses            (697)   2,020     (697)    3,156
   Amortization of other
    intangibles                       142      150      427       426
                                  -------- -------- -------- ---------
Total operating expenses            4,931    9,591   15,384    29,241
                                  -------- -------- -------- ---------

Operating income (loss)               581   (6,383)  (1,887)  (20,219)

Interest income (expense), net        (71)     (16)    (334)      193
                                  -------- -------- -------- ---------
Income (loss) from continuing
 operations before income taxes       510   (6,399)  (2,221)  (20,026)
Provision for (Benefit from)
 income taxes                      (1,433)       -   (1,415)       31
                                  -------- -------- -------- ---------
Income (loss) from continuing
 operations                         1,943   (6,399)    (806)  (20,057)
Loss from discontinued operations,
 net of tax                        (7,000)    (353)  (7,087)   (2,523)
                                  -------- -------- -------- ---------
Net Loss                          $(5,057) $(6,752) $(7,893) $(22,580)
                                  ======== ======== ======== =========

Basic income (loss) per share
 from:
      continuing operations         $0.07   $(0.42)  $(0.04)   $(1.36)
                                  ======== ======== ======== =========
      discontinued operations      $(0.24)  $(0.02)  $(0.32)   $(0.17)
                                  ======== ======== ======== =========
   Basic net loss per share        $(0.17)  $(0.44)  $(0.35)   $(1.53)
                                  ======== ======== ======== =========

Diluted income (loss) per share
 from:
      continuing operations         $0.06   $(0.42)  $(0.04)   $(1.36)
                                  ======== ======== ======== =========
      discontinued operations      $(0.23)  $(0.02)  $(0.32)   $(0.17)
                                  ======== ======== ======== =========
   Diluted net loss per share      $(0.17)  $(0.44)  $(0.35)   $(1.53)
                                  ======== ======== ======== =========

Basic number of shares used in
   computing per share amounts
    from:
      continuing operations        29,721   15,225   22,303    14,765
                                  ======== ======== ======== =========
      discontinued operations      29,721   15,225   22,303    14,765
                                  ======== ======== ======== =========

Diluted number of shares used in
   computing per share amounts
    from:
      continuing operations        30,283   15,225   22,303    14,765
                                  ======== ======== ======== =========
      discontinued operations      30,283   15,225   22,303    14,765
                                  ======== ======== ======== =========

Note: Amounts for prior periods have been restated to conform to present year's presentation


                        ADEPT TECHNOLOGY, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                                   March 27,  June 30,
                                                      2004      2003*
                                                   ---------- --------
                                                  (unaudited)
ASSETS

Current assets:
  Cash, cash equivalents and short term
   investments                                        $5,708   $3,234
  Accounts receivable, less allowance for doubtful
   accounts of $1,423 at March 27, 2004 and $1,124
   at June 30, 2003                                   12,405   10,948
  Inventories                                          6,628    7,122
  Prepaid expenses and other current assets              758      717
                                                   ---------- --------

         Total current assets                         25,499   22,021

Property and equipment at cost                         9,731   11,751
Less accumulated depreciation and amortization         7,992    8,591
                                                   ---------- --------
Net property and equipment                             1,739    3,160

Goodwill                                               3,176    7,671
Other intangibles, net                                   534    1,176
Other assets                                           1,366    1,753
                                                   ---------- --------

         Total assets                                $32,314  $35,781
                                                   ========== ========

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
  AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable                                    $6,544   $6,094
  Other accrued liabilities                            5,908    5,624
  Accrued restructuring charges                          365    3,122
                                                   ---------- --------

         Total current liabilities                    12,817   14,840

Commitments and contingencies

Long term liabilities:
  Restructuring charges                                   35      383
  Subordinated convertible note                        3,000    3,000
  Other long term liabilities                          1,378    4,141

Redeemable convertible preferred stock                     -   25,000

Total shareholders' equity (deficit)                  15,084  (11,583)
                                                   ---------- --------

         Total liabilities and shareholders'
          equity (deficit)                           $32,314  $35,781
                                                   ========== ========

*Based on audited information included on Form 10-K for fiscal year ended June 30, 2003.



    CONTACT: Adept Technology, Inc.
             Michael Overby, 925-245-3423 (Chief Financial Officer) investor.relations@adept.com